Amendment No. 2 to Debenture and Warrant Purchase Agreement

This Amendment No. 2 to Debenture and Warrant Purchase Agreement (the “Agreement”) is effective as of April 15, 2008, by and between Airbee Wireless, Inc., a Delaware corporation (the “Company”) and each of the persons or entities listed on the signature page hereto (each, an “Investor” and collectively, the “Investors”). Capitalized terms used herein that are not defined shall have the meaning ascribed to them in the Purchase Agreement.

RECITALS

1. The Company and the Investors entered in that certain Debenture and Warrant Purchase Agreement dated as of January 30, 2008, as amended by Amendment No. 1 to Debenture and Warrant Purchase Agreement effective as of February 8, 2008 (the “Purchase Agreement”).

2. The Purchase Agreement provides, amongst other things, that the Investors shall exercise their Call Option no later than ten (10) calendar days following the Second Closing.

3. The Company has issued to BARTFAM, a California limited partnership, and one of the Investors named herein, that certain Convertible Debenture dated March 28, 2008 in the principal amount of $50,000.00 (the “March 28th Debenture”).

4. The Company and the Investors desire to amend the Purchase Agreement, to: (i) provide for a credit to the purchase price of the Second Tranche Debentures and the Second Tranche Warrants in the amount of the March 28th Debenture, (ii) update the wire instructions set forth on Exhibit C, (iii) modify the time period within which such Call Option may be exercised, and (iv) provide for the reimbursement by the Company of certain legal fees paid by the Investors on behalf of the Company in connection with the negotiation and settlement of claims of the Company’s current creditors and current employees.

NOW THEREFORE, the parties hereby agree as follows:

AGREEMENT

1. Section 1.4(b) of the Purchase Agreement is hereby amended and rested in its entirety to read as follows:

“(b) Second Closing. The purchase and sale of the Second Tranche Debentures and issuance of the Second Tranche Warrants shall take place via exchange of electronic or facsimile signature pages thereto (with originals to be mailed as soon as practicable thereafter) on a date to be agreed between the parties, upon the satisfactory settlement or agreement among the Company and its principal corporate creditors; provided, however, that either Thomas F. Bartman or John W. Bartman may waive the occurrence thereof on behalf of each of the Investors (the “Second Closing”). The Company shall keep the Investors reasonably informed regarding all such settlement discussions and agreements with any of its principal corporate creditors. At the Second Closing, the Company shall deliver to the Investors the Second Tranche Debentures and the Second Tranche Warrants against payment of the purchase price therefor (such purchase price to be reduced by the amount of the March 28th Debenture following which the March 28th Debenture shall be cancelled) by check payable to the Company or by wire transfer to the bank and account designated by the Company on Exhibit C attached hereto.”

2. Section 1.4(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Third Closing. The Investors may, at their sole option, lend to the Company up to an additional Four Hundred and One Thousand One Hundred and Fifty Seven Dollars ($401,157.00) on the same terms and conditions as the Warrants and Debentures issued at the Initial Closing and Second Closing (the “Call Option”), provided, that the Investors shall notify the Company in writing of their intent to exercise their Call Option (the “Call Option Exercise Notice”) no later than ten (10) calendar days following (i) the tenth (10th) calendar day following delivery to the Investors of documentation that establishes, to the reasonable satisfaction of the Investors, entry into one or more license agreements that will generate in the aggregate Three Hundred Thousand Dollars ($300,000.00) in revenues, or (ii) the sixth month anniversary of the date of this Agreement, whichever occurs earlier, and stating the aggregate amount of funds to be lent to the Company. The purchase and sale of the Third Tranche Debentures and issuance of the Third Tranche Warrants shall take place via exchange of electronic or facsimile signature pages thereto (with originals to be mailed as soon as practicable thereafter) no later than five (5) business days following the Company’s receipt of the Call Option Exercise Notice (the “Third Closing”). At the Third Closing, the Company shall deliver to the Investors the Third Tranche Debentures and the Third Tranche Warrants against payment of the purchase price therefor by check payable to the Company or by wire transfer to the bank and account designated by the Company on Exhibit C attached hereto.”

3. Section 7.7 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“7.7 Fees and Expenses. The Company and Investors shall bear their own expenses in connection with the transactions contemplated by this Agreement; provided that Company shall (i) pay Investors’ legal expenses up to a maximum of $15,000.00 in connection with the transactions contemplated by this Agreement; and (ii) reimburse the Investors for all legal fees and expenses incurred in connection with the negotiation and settlement of certain claims between the Company and its current creditors and certain current employees within ten (10) calendar days of payment, which may be made from time to time, by the Investors to Manatt, Phelps & Phillips, LLP of such fees and expenses with the Company satisfying its reimbursement obligation to the Investors by issuing to the Investors Debentures in the aggregate principal amount of such fees and expenses as well as the requisite corresponding number of Warrants all on the same terms and conditions as those issued at the Initial Closing. For example, in the event that the legal fees and expenses amounted to $30,000.00, the Company would be required to issue to the Investors Debentures with an aggregate face value of $30,000.00 accompanied by Warrants evidencing the right to purchase in the aggregate 800,010 shares of Common Stock, and the purchase price of such Warrant Shares would be $0.10 per share, $0.20 per share for 266,670 and $0.30 per share for 266,670, of the Warrant Shares.”

4. Second Closing Wire Instructions. Exhibit C to the Purchase Agreement is hereby amended and restated in its entirety in the form attached to this Agreement.

5. Investors’ Representatives.

5.1 By entering into and executing this Agreement, the Investors hereby irrevocably make, constitute and appoint John A. Bartman and Thomas F. Bartman, and each of them, (an “Investor Representative”) acting individually, and not jointly, as each Investor’s agent, effective as of the date first written above, and each Investor appoints each of the Investor Representatives, acting individually, and not jointly, as such Investor’s true and lawful attorney in fact and agent, for such Investor and in such Investor’s name, place and stead and for all purposes necessary or desirable in order for the Investor Representatives to take all actions contemplated by this Agreement and the Purchase Agreement, for each such Investor’s use and benefit as set forth hereinafter. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any Investor shall not terminate the authority and agency of the Investor Representatives. The power-of-attorney granted in this Section is coupled with an interest and is irrevocable and shall survive any transfer of any Investor’s interest in the Purchase Agreement, as amended, the Debentures or the Warrants.

5.2 Except as set forth herein, the Investor Representatives are hereby granted the authority (i) to act on each Investor’s behalf in connection with the Purchase Agreement, as amended, the Debentures and the Warrants and (ii) to sign, acknowledge, and deliver on each Investor’s behalf to the Company, or its successor in interest, all documents relating to any and all matters, of every type and nature whatsoever, in connection with the Purchase Agreement, as amended, the Debentures and the Warrants. Nothing contained herein shall be deemed to grant to the Investor Representatives any power to exercise any conversion rights granted to the Investors in the Debentures or any power to exercise any Warrants.

5.3 Each Investors Representative may, but is not required to, in his sole and absolute discretion, insert a legend on the Debentures and Warrants stating, in effect, that the Debentures and Warrants are subject to this Section.

6. Investor Anti-Dilution Protection. If and when the Company issues shares of Common Stock (or any security or instrument convertible into or exercisable for shares of Common Stock) to any person in connection with the settlement or other resolution of an obligation that existed, or an arrangement or transaction that occurred, prior to the Initial Closing (each a “Settlement Issuance”), the Company shall be required to simultaneously issue to the Investors in the aggregate (with each Investor receiving the percentage of the aggregate Anti-Dilution Issuance (as defined below) set forth on Appendix 1 attached hereto), without the payment of any additional consideration by the Investors, that number of shares of Common Stock necessary to maintain the Investors percentage ownership of the Common Stock at 36.5% on a fully diluted basis (each a “Anti-Dilution Issuance”), which calculation shall be performed as follows:

y = (.365a + .365b - x)/.635

y = The number of shares of Common Stock to be issued in the Anti-Dilution Issuance.

a = The total number of shares of Common Stock of the Company issued and outstanding on a fully diluted basis immediately prior to the Settlement Issuance.

b = The number of shares of Common Stock to be issued in the Settlement Issuance.

x = The total number of shares of Common Stock held by the Investors immediately prior to the Settlement Issuance.

An example of the manner in which calculations will be made under this Section 6 is attached hereto as Appendix 2.

7. General Provisions.

7.1 Applicable Law. This Agreement shall be governed by the internal laws (and not the law of conflicts) of the State of New York.

7.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

7.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.4 Notices. Unless otherwise expressly provided, any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or five (5) days after deposit with the United States Postal Service, by certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below, or on the signature page, or as subsequently modified by written notice:

The Company:

Airbee Wireless, Inc.

9400 Key West Avenue

Rockville, Maryland 20850

Attention: Eugene Sharer, President

Facsimile: (301) 517-1861

with copies to:

Stradling Yocca Carlson & Rauth

1600 Newport Center Drive Suite 1600

Newport Beach, California 92660

Attention: Shivbir S. Grewal, Esq.

Facsimile: (949) 725-4100

and

Allen & Associates LLC

12400 Wilshire Blvd Suite 1080

Los Angeles, California 90025

Facsimile: 310 371-7272

Investors:

John W. Bartman and Thomas F. Bartman

11777 San Vicente Blvd Suite 600

Los Angeles, California 90049

Facsimile: 310 826-8477

with copies to:

Samuel W. Halper, Esq.

10866 Wilshire Blvd., Suite 400

Los Angeles, CA 90024

Facsimile: 424 901-8399

and

Allen & Associates LLC

12400 Wilshire Blvd Suite 1080

Los Angeles, California 90025

Facsimile: 310 371-7272

7.5 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.6 Amendments and Waivers. Any term of this Agreement may be amended or waived and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investors.

7.7 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement among the parties hereto pertaining to the subject matter hereof, and no party shall be liable or bound to any party in any manner by any warranties, representations, or covenants except as specifically set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Debenture and Warrant Purchase Agreement on April 15, 2008, and effective of the date first written above.

“THE COMPANY”
AIRBEE WIRELESS, INC., a Delaware corporation By: /s/ E. Eugene Sharer

Name: E. Eugene Sharer Title: President

“INVESTORS”:

BARTFAM, a California limited partnership By: /s/ Thomas F. Bartman
Name: Thomas F. Bartman
Title: General Partner	John W. Bartman
Thomas F. Bartman, Managing Trustee of The William S. Bartman Marital Trust	/s/ John W. Bartman
/s/ Thomas F. Bartman
David A. Bartman
Cecile Citron Bartman, Trustee of the Cecile Citron Bartman Trust	/s/ David A. Bartman
/s/ Cecile Citron Bartman, Trustee
Michael T. Bartman
Judith A. Fiskin, Trustee of the Judith A. Fiskin Trust dated April 16, 1996 /s/ Judith A. Fiskin, Trustee	/s/ Michael T. Bartman

% of Each Anti-Dilution
Investor Name	Issuance
BARTFAM, a California Limited Partnership	33.33%
The William S. Bartman Marital Trust	16.67%
Cecile Citron Bartman, Trustee of the Cecile Citron Bartman Trust dated September 26, 200	1 16.67%
John W. Bartman	10.00%
David A. Bartman	6.67%
Michael T. Bartman	6.67%
Judith A. Fiskin, Trustee of the Judith A. Fiskin Trust dated April 16, 1996	10.00%
TOTAL	100.00%

APPENDIX 1
APPENDIX 2

EXAMPLE OF ANTIDILUTION ISSUANCE CALCULATION PURSUANT TO SECTION 6

Fully Diluted Issued & Outstanding Shares Immediately Prior to Settlement Issuance (a)	Number of Settlement Issuance Shares (b)	Total Number of Shares Held By Investors on As Converted Basis Immediately Prior to Settlement Issuance (x)	Investors % of Fully Diluted Issued & Outstanding Shares on As Converted Basis Immediately Prior to Settlement Issuance
189,040,507	10,000,000	69,000,000	36.50%
Effectuating Settlement Issuance and Anti-Dilution Issuance:
Fully Diluted Issued & Outstanding Shares Immediately Subsequent to Settlement Issuance (a+b)	Number of Anti-Dilution Issuance Shares (y)	Total Number of Shares Held By Investors on As Converted Basis Immediately Subsequent to Anti-Dilution Issuance (x+y)	Investors % of Fully Diluted Issued & Outstanding Shares on As Converted Basis Immediately Subsequent to Settlement & Anti-Dilution Issuance
199,040,507	5,747,693	74,747,693	36.50%